Exhibit 99.1

News Release

Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA REPORTS FIRST QUARTER 2009 RESULTS

•	Comparable 2009 Q1 EPS of $0.49; Reported GAAP EPS of $0.51

•	Salads on track to deliver full-year 2009 operating margins of three to four percent in 2009

•	Continue to expect improved full-year 2009 net income versus 2008 on a comparable basis

CINCINNATI – April 30, 2009 – Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the first quarter 2009. All figures in this press release are for continuing operations, unless otherwise noted.

For the first quarter 2009, net sales decreased by 10 percent to $842 million. The company reported income from continuing operations of $23 million, or $0.51 per diluted share, versus $32 million, or $0.72 per diluted share, in 2008. On a comparable basis, the company reported income from continuing operations of $22 million, or $0.49 per diluted share, versus income of $41 million, or $0.94 per diluted share, in 2008. The comparable basis amounts exclude certain items described below under “Items affecting comparability.”

“Our first quarter was strong, especially considering the challenges we faced from currency and temporary flood-related costs,” said Fernando Aguirre, chairman and chief executive officer. “We now have a head start on the year, and we are confident in the execution of our profit-improvement and cost reduction initiatives and our plan to improve full-year 2009 results on a comparable basis.”

Aguirre added, “Our banana results remained relatively strong. We are also pleased with the early evidence of improvement in our performance in value-added salads. We are on track to achieve our full-year target of three to four percent operating margins in salads in 2009, which is a significant improvement versus last year, as a direct result of the actions we have taken in the last several quarters related to pricing, cost reduction and network efficiencies.”

2009 FIRST QUARTER SUMMARY

(The following table shows adjustments made to “Income from continuing operations” and EPS from continuing operations between comparable and GAAP results. See “Items affecting comparability” below for a description of items excluded on a comparable basis. Exhibit B provides a reconciliation by segment for “Operating income.”)

	Income from continuing operations		Income from continuing operations per diluted share
	2009	2008	2009	2008
Comparable results	$22	$41	$0.49	$0.94
Gain on divestitures	8	—	0.17	—
Restructuring related costs	(5)	(0)	(0.11)	(0.01)
Incremental non-cash interest expense on Convertible Notes	(2)	(1)	(0.04)	(0.02)
Write-off of deferred financing fees	—	(9)	—	(0.20)

As Reported on a GAAP basis	$23	$32	$0.51	$0.72

Columns may not total due to rounding

Net Sales: Quarterly sales decreased 10 percent year-over-year to $842 million, due to lower euro exchange rates, which principally affect European banana sales, as well as a reduction of foodservice and retail volumes in North American salad operations as a result of the discontinuation of products and contracts that were not sufficiently profitable.

Comparable Results: Comparable income from continuing operations for the first quarter 2009 decreased by $19 million, to $22 million. The decline was due to approximately $18 million lower European exchange rates, $17 million in incremental banana sourcing and logistics costs resulting from flooding in Panama and Costa Rica in the fourth quarter of 2008, and higher healthcare and legal costs. These were partially offset by sustained improvements in banana pricing in North America; improved results in the salads and healthy snacks segment as a result of the company’s actions related to pricing, cost reduction and network efficiencies; and better results in Asia and the Middle East.

Cash, Debt and Liquidity: Cash was $78 million at March 31, 2009. The company’s debt balance was $734 million, and included $38 million of borrowings under the company’s revolving credit facility for normal seasonal working capital needs. The company repaid $10 million in April and expects to repay the remainder of these revolver borrowings by the end of the second quarter 2009. The company has ample liquidity and a solid capital structure, with no more than $20 million in debt maturities in any year until 2014. Additionally, the company expects to remain in compliance with its debt covenants in 2009 and beyond.

The carrying value of debt has decreased from previously reported balances due to the retroactive application of a new GAAP accounting standard that affects the accounting method for convertible debt instruments. The new standard required the company to decrease the debt carrying amount for its Convertible Notes, to increase equity, and to increase interest expense. The new accounting standard and its impact are more fully described in Exhibit F.

Banana Segment: Net sales for the segment decreased 8 percent to $485 million, principally as a result of lower European exchange rates and lower pricing in European and Trading markets (see Exhibit E), which were partially offset by higher pricing in North America. On a comparable basis, operating income decreased 34 percent to $40 million, compared to $61 million in 2008. The $21 million decrease was principally due to $17 million of temporary incremental banana sourcing costs resulting from flooding in Panama and Costa Rica in the fourth quarter of 2008. Lower European exchange rates and lower pricing in Europe were offset by higher pricing in North America, and better results in Asia and the Middle East. The decrease in banana segment operating income included $2 million resulting from a 6 percent decrease in volume sold in the core European markets as the company discontinued some contracts that were no longer sufficiently profitable, particularly in the U.K. and sold its farming operations in the Ivory Coast. Reported GAAP results for the segment were $44 million and $61 million for the first quarters 2009 and 2008, respectively. See Exhibit B for detail.

Salads and Healthy Snacks Segment: Net sales decreased 16 percent to $281 million primarily as a result of a reduction of foodservice and retail volumes in North America due to the company’s cancellation of contracts and rationalization of products that were not sufficiently profitable. On a comparable basis, operating income increased to $13 million, compared to $4 million in 2008, as the company realized pricing gains, improved efficiencies and lower per-unit manufacturing costs and benefited from strong lettuce yields late in the quarter. Volume in Fresh Express retail salads was lower by 6 percent however, excluding the discontinuation of retail salad products including many Verdelli-branded products, volume was lower only by 1 percent. For the first quarters 2009 and 2008, reported GAAP segment results are the same as the comparable results. See Exhibit B for detail.

Other Produce: Net sales for the segment were $75 million compared to $73 million in 2008. On a comparable basis, operating income was $2 million, compared to $3 million in 2008. The 2009 first quarter included $1 million in expense related to the favorable resolution of a legal claim. For the first quarters 2009 and 2008, reported GAAP segment results are the same as the comparable results. See Exhibit B for detail.

Corporate: Corporate expenses were $20 million compared to $11 million in 2008 primarily due to increased healthcare costs, timing of legal fees and one-time costs associated with incremental workforce reductions.

2009 OUTLOOK

While first quarter results were better than expected, particularly in the Salads and Healthy Snacks segment, the company’s full-year expectations remain the same. The company continues to expect improved full-year results in 2009, on a comparable basis, as a result of both profit-improvement strategies and cost reduction initiatives, primarily through improvements in salads.

In the Banana segment, the overall supply and consumer demand are relatively stable. Banana sourcing and production costs are expected to increase in 2009 compared to 2008 due to purchased fruit contract pricing, government-imposed exit prices, and up to $25 million of incremental sourcing and logistics costs due to the flooding that occurred late in 2008 in Costa Rica and Panama, including approximately $17 million in the first quarter. Reductions in fuel-related costs are expected to be partly offset by fuel hedging results, which at current market forward rates would generate a loss in 2009 compared to a gain in 2008. Banana pricing is expected to be relatively stable in North America for the remainder of the year, despite a significant decline in fuel-related surcharges as a component of pricing. Local European banana pricing was higher at the end of the first quarter, and the company expects it to remain generally higher in the second quarter. The negative impact of the lower value of the euro, which averaged $1.47/€ in 2008, is expected to remain through the third quarter based on current market forward rates. The company is approximately 75 percent hedged at $1.39/€ through mid-2010, compared to a spot rate of approximately $1.30/€ at April 27, 2009.

In the Salads and Healthy Snacks segment, the company expects to generate improved results in 2009, on a comparable basis versus 2008. The company’s profit-improvement strategy in salads is on track to achieve three to four percent operating margins for the full-year 2009, compared to breakeven for full-year 2008. The focus remains on increasing pricing, enhancing efficiencies and continuing to drive down per-unit costs, with much of the remaining improvement expected in the second and third quarters. In addition, the company expects to invest in innovation and consumer marketing, mostly in the second half of the year, to drive retail volume growth and consumer brand preference. As announced in 2008, the company exited certain foodservice contracts with customers unwilling to accept price increases and eliminated hundreds of products that were not sufficiently profitable. As a result, the company expects that its foodservice volume will decline by as much as 50 percent compared to 2008. The company expects foodservice capacity will begin to be replaced by more profitable retail volume in the second quarter. In healthy snacks, the company continues to expect to reduce operating losses by as much as $10 million in 2009 from the roll-out of Just Fruit in a Bottle in seven European countries, in line with the target for individual markets to reach breakeven by the end of their third year following market launch.

In addition to the company’s overall business outlook, the following chart summarizes management’s estimates of certain key items for 2009:

(in millions)	Q1 2009 Actual	FY 2009 Estimate
Capital expenditures	$11	$55-65
Depreciation and amortization	$16	$65-69
Gross interest expense [1]	$15	$58-62
Net interest expense [1]	$13	$52-56

1.

Actual first quarter 2009 and estimated full-year 2009 interest expense excludes the impact of adopting a new accounting standard that changed the method used to account for the company’s Convertible Notes, as described in Exhibit F. Total interest expense on the Convertible Notes was $4 million and $2 million for the quarters ended March 31, 2009 and 2008, respectively, which includes $2 million and $1 million of incremental non-cash interest, respectively. Total interest expense on the Convertible Notes in 2008 was $13 million, including $5 million of incremental non-cash interest. Total expected interest expense on the Convertible Notes in 2009 is $15 million, including $7 million of incremental non-cash interest.

CONFERENCE CALL

Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EDT today. Access to a live audio webcast is available at www.chiquita.com and a replay will be available until May 14, 2009. Toll-free telephone access will be available by dialing 1-888-688-3789 in the United States and +706-634-9841 from international locations. To access the telephone replay, dial 1-800-642-1687 from the United States and +706-645-9291 from international locations and enter the access code 95157093.

NON-GAAP MEASUREMENTS

The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the company’s results and to provide more meaningful year-over-year comparisons of the company’s financial performance, the company sometimes uses non-GAAP measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in the text of this press release and in attached schedules, and are more fully described below in “Items affecting comparability.” In presenting comparable results, the company discloses non-GAAP financial measures that it believes will be useful to investors. Management uses the non-GAAP financial measures to evaluate the company’s financial performance against internal budgets and targets, including those associated with incentive compensation plans, because it believes that these non-GAAP financial measures are useful for evaluating the company’s core operating results and facilitating comparison across reporting periods. Importantly, non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures that other companies use.

ITEMS AFFECTING COMPARABILITY

(See Exhibit B for Reconciliation of GAAP and Non-GAAP Operating Information)

First Quarter 2009 Items

•

Divestitures: In January 2009, the company sold its operations in the Ivory Coast. The sale resulted in a pre-tax gain of approximately $4 million, and the recognition of $4 million of income tax benefits were realized in the quarter related to these operations. The pre-tax gain is excluded in the first quarter comparable figures for the banana segment. The income tax benefits are also excluded from comparable income, but income taxes are not allocated to the reportable segments.

•

Restructuring Related Costs: In the fourth quarter of 2008, the company committed to relocate its European headquarters from Belgium to Switzerland in order to optimize the company’s long-term tax structure. The relocation is expected to be completed in mid-2009. The company expects to incur one-time costs related to this relocation in the range of $19-23 million, of which $5 million was recognized in the first quarter of 2009, $5 million was recognized in the fourth quarter of 2008, and $2 million was recognized in prior periods. As shown in Exhibit B, restructuring related costs are included in reportable figures as a component of operating income, but are not allocated to the reportable segments.

•

Incremental Non-cash Interest Expense on Convertible Notes: As described more fully in Exhibit F, the company retrospectively adopted FSP No. APB 14-1 on January 1, 2009. This FSP changes the method of accounting for, and increases the amount of reported GAAP interest expense on, the company’s $200 million of 4.25% Convertible Senior Notes. In determining earnings on a comparable basis, the company excludes the additional non-cash interest expense that results from the application of this new accounting standard. Such higher non-cash interest expense was $2 million and $1 million for the quarters ended March 31, 2009 and 2008, respectively, and will be $7 million and $5 million for the full years 2009 and 2008, respectively.

First Quarter 2008 Items

•	Restructuring Related Costs: In the first quarter of 2008, less than $1 million of costs were incurred for the relocation of the company’s European headquarters.

•

Write-Off of Deferred Financing Fees: In the first quarter of 2008, the company incurred $9 million of deferred financing fee write-offs, included in interest expense, as a result of the company’s successful refinancing activities.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of nearly $4 billion, Chiquita employs approximately 23,000 people and has operations in more than 80 countries worldwide. For more information, please visit our web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of uncertainty in the global economic environment), government regulations, food safety and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; unusual weather conditions and crop risks; access to and cost of financing; any negative operating or other impacts from the relocation of the company’s European headquarters to Switzerland; and the outcome of pending litigation and governmental investigations involving the company, and the legal fees and other costs incurred in connection with such items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

# # #

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT – FIRST QUARTER

(Unaudited – in millions, except per share amounts)

	Quarter Ended March 31,
	2009	2008
Net sales	$842	$935

Operating expenses:
Cost of sales	710	779
Selling, general and administrative	83	80
Depreciation	13	17
Amortization	3	2
Equity in earnings of investees	(6)	(0)
European headquarters relocation	5	0

	808	879

Operating income	34	57

Interest income	1	1
Interest expense[1]	(16)	(27)

Income from continuing operations before taxes	19	31
Income tax benefit [2]	5	1

Income from continuing operations	23	32
Loss from discontinued operations	—	(1)

Net income	$23	$31

Basic earnings per share:
Continuing operations	$0.52	$0.74
Discontinued operations	—	(0.02)

	$0.52	$0.72

Diluted earnings per share: [3]
Continuing operations	$0.51	$0.72
Discontinued operations	—	(0.02)

	$0.51	$0.70

Shares used to calculate basic earnings per share	44.5	42.9
Shares used to calculate diluted earnings per share	45.5	44.2

Columns may not total due to rounding.

1.

First quarter 2008 includes $9 million for the write-off of deferred fees related to the refinancing of the company’s credit facility. 2008 amounts differ from those previously reported due to the adoption of FSP APB 14-1. See Exhibit F.

2.

Includes a $7 million benefit from the resolution of tax contingencies and the sale of the company’s operations in the Ivory Coast for the quarter ended March 31, 2009 and a $5 million benefit for the resolution of tax contingencies for the quarter ended March 31, 2008.

3.

Includes any dilutive effect of any outstanding warrants and stock options based on the treasury stock method and the dilutive effect of restricted stock awards. For the quarters ended March 31, 2009 and 2008, the Convertible Notes did not have a dilutive effect because the average trading price of the common shares was below the initial conversion price of $22.45 per share. All warrants that had been outstanding to purchase common shares expired on March 19, 2009.

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

OPERATING INCOME (LOSS) – FIRST QUARTER

(Unaudited – in millions)

2009 Reconciliation	Bananas	Salads & Healthy Snacks	Other Produce	Corporate	Restructuring	Operating income (loss)
Comparable results (Non-GAAP)	$40	$13	$2	$(20)	$—	$35
Gain on divestitures	4	—	—	—	—	4
Restructuring related costs	—	—	—	—	(5)	(5)

Reported results (GAAP)	$44	$13	$2	$(20)	$(5)	$34

2008 Reconciliation	Bananas	Salads & Healthy Snacks	Other Produce	Corporate	Restructuring	Operating income (loss)
Comparable results (Non-GAAP)	$61	$4	$3	$(11)	$—	$57
Gain on divestitures	—	—	—	—	—	—
Restructuring related costs	—	—	—	—	(0)	(0)

Reported results (GAAP)	$61	$4	$3	$(11)	$(0)	$57

Columns may not total due to rounding.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FIRST QUARTER

(Unaudited – in millions, except for percentages and exchange rates)

	Quarter Ended March 31,		Percent Change Favorable (Unfavorable) vs. 2008
	2009	2008
Net sales by segment
Bananas	$485	$528	(8.1)%
Salads and Healthy Snacks	281	335	(16.0)%
Other Produce	75	73	3.9%

Total net sales	$842	$935	(10.0)%

Comparable segment operating income (loss) [1]
Bananas	$40	$61	(33.7)%
Salads and Healthy Snacks	13	4	261.1%
Other Produce	2	3	(35.3)%
Corporate	(20)	(11)	(90.7)%

Total operating income (loss)	$35	$57	(38.5)%

Comparable operating margin by segment
Bananas	8.3%	11.5%	(3.2	)pts
Salads and Healthy Snacks	4.6%	1.1%	3.5	pts
Other Produce	2.9%	4.7%	(1.8	)pts

SG&A as a percent of sales	9.8%	8.6%	(1.2	)pts

Company banana sales volume[2] (40 lb. boxes)
North America	15.0	15.2	(1.3)%
Core European Markets[3]	11.9	12.6	(5.6)%
Asia and the Middle East [4]	6.1	4.9	24.5%
Trading Markets[5]	1.5	1.2	25.0%

Total	34.5	33.9	1.8%

Fresh Express retail value-added salad sales volume (12-count cases)	16.6	17.7	(6.0)%

Euro average exchange rate, spot (dollars per euro)	$1.31	$1.49	(12.1)%

Euro average exchange rate, hedged (dollars per euro)	$1.35	$1.45	(6.9)%

Columns may not total due to rounding.

[1]	See detailed description of reconciling items between GAAP and comparable basis figures in Exhibit B and in the text of this press release under the heading titled “Items affecting comparability.”
[2]	Total volume sold includes all banana varieties, such as Chiquita to Go, Chiquita minis, organic bananas and plantains.
[3]	The company’s Core European Markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.
[4]	The company primarily operates through joint ventures in this region, where sales are invoiced mostly in U.S. dollars.
[5]	The company’s Trading Markets are mainly European and Mediterranean countries that do not belong to the European Union.

Exhibit D:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE – FAVORABLE (UNFAVORABLE)

2009 vs. 2008

(Unaudited)

Region	Pricing Q1	Volume Q1
North America[1]	16.7%	(1.3)%

Core European Markets[2]
U.S. Dollar basis[3]	(13.4)%	(5.6)%
Local Currency	(1.3)%

Asia and the Middle East[4]
U.S. Dollar basis	16.7%	24.5%

Trading Markets
U.S. Dollar basis	(20.1)%	25.0%

1.	Pricing includes fuel-related and other surcharges. Total volume sold includes all banana varieties, such as Chiquita to Go, Chiquita minis, organic bananas and plantains.
2.	The company’s Core European Markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.
3.	Prices on a U.S. dollar basis do not include the impact of hedging.
4.	The company primarily operates through joint ventures in this region, where sales are invoiced mostly in U.S. dollars.

FRESH EXPRESS RETAIL VALUE-ADDED SALADS

NET REVENUE PER CASE AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE – FAVORABLE (UNFAVORABLE)

2009 vs. 2008

(Unaudited)

Region	Pricing[1] Q1	Volume[2] Q1
North America	0%	(6.0)%

1.	Pricing includes fuel and regulatory surcharges.
2.

Excluding the previously announced elimination of Verdelli-branded and other products which did not generate sufficient profit, volume in Fresh Express retail value-added salads was down 1 percent during the period.

Exhibit E:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE – FAVORABLE (UNFAVORABLE)

2009 vs. 2008

(Unaudited – in millions)

Currency Impact (Euro/Dollar)	Q1
Revenue	$(38)
Local Costs	10
Hedging[1]	11
Balance sheet translation[2]	(2)

Net European currency impact	$(18)

Columns may not total due to rounding.

1.	Hedging gains in the first quarter of 2009 were $6 million compared to costs of $5 million in the first quarter of 2008.
2.	Balance sheet translation for the first quarter of 2009 was a loss of $1 million compared to a gain of $1 million in the first quarter of 2008.

Exhibit F:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE – FIRST QUARTER 2009 AND

IMPACT OF NEW ACCOUNTING STANDARD ON CONVERTIBLE NOTES

(Unaudited – in millions)

	As Previously Reported Dec. 31, 2008	FSP APB 14-1 Discount, net of $5 million of accretion for 2008	Adjusted Dec. 31, 2008	FSP APB 14-1 Accretion	Additions	Payments, Other Reductions	Mar. 31, 2009
Parent Company
7 1/2% Senior Notes	$195	$—	$195	$—	$—	$—	$195
8 7/8% Senior Notes	188	—	188	—	—	—	188
4.25% Convertible Senior Notes	200	(80)	120	2	—	—	122
Subsidiaries
Term Loan	193	—	193	—	—	(3)	190
Revolver	—	—	—	—	38	—	38
Other	1	—	1	—	—	(0)	0

Total Debt	$777	$(80)	$697	$2	$38	$(3)	$734

Columns may not total due to rounding.

On January 1, 2009, the company adopted FASB Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including partial cash settlement),” which required a retroactive change in the accounting method for the company’s $200 million aggregate principal amount of 4.25% Convertible Senior Notes due 2016 (“Convertible Notes”) issued in February 2008. The new FSP required the company to account separately for both the equity and debt components of the Convertible Notes. The $85 million equity component (and related debt discount) represents the investors’ debt-for-equity conversion rights and was calculated as the present value of the lower 4.25% interest coupon payable under the Convertible Notes compared to the estimated 12.50 percent rate the company would have had to pay at the time of issuance for a debt instrument with no equity conversion feature. The reported amount of the debt component, valued at $115 million at the time of issuance, increases at an accelerating rate throughout the life of the Convertible Notes as the debt discount is amortized, through additional non-cash interest expense, in order to reflect a total effective interest rate of 12.50 percent.

	Expected Dec. 31, 2009	Mar. 31, 2009	Dec. 31, 2008	Mar. 31, 2008
Summary of Convertible Notes Accounting
Principal amount of debt	$200	$200	$200	$200
Unamortized discount	(73)	(78)	(80)	(84)

Net carrying amount of debt	$127	$122	$120	$116

Conversion feature recorded as equity	$85	$85	$85	$85

	Expected FY 2009	FY 2008	Q1 2009	Q1 2008
4.25% coupon interest expense	$8	$8	$2	$1
Amortization of discount to interest expense	7	5	2	1

Total interest expense	$15	$13	$4	$2

Columns may not total due to rounding.